SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 19, 2014

Asterias Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55046	46-1047971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Constitution Drive
Menlo Park, California 94025
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may, “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in periodic reports filed by Asterias Biotherapeutics, Inc. with the Securities and Exchange Commission under the heading “Risk Factors” and other filings that Asterias may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.  Except as required by law, Asterias disclaims any intent or obligation to update these forward-looking statements.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors

On August 19, 2014, our Board of Director expanded the size of the Board by fixing the number of authorized directors at eight and elected Andrew Arno and Natale ("Nat") Ricciardi to fill the two newly-created vacancies.

Andrew Arno, 55, has 30 years of experience working with emerging growth companies.  Mr. Arno is currently the Managing Director of Emerging Growth Equities, an investment bank, and Vice President of Sabr, Inc., a family investment group. From 2012 to 2013 he served as President of LOMUSA Limited, an investment banking firm.  From 2009 to 2012, Mr. Arno served as Vice Chairman and Chief Marketing Officer of Unterberg Capital, LLC, an investment advisory firm that he co-founded.  He was also Vice Chairman and Head of Equity Capital Markets of Merriman Capital LLC, an investment banking firm, and served on the board of the parent company, Merriman Holdings, Inc.  Prior to establishing Unterberg Capital in 2009, Mr. Arno was a Managing Director of Collins Stewart, an investment banking firm.  In July 2007, Collins Stewart acquired C.E. Unterberg, Towbin. Mr. Arno joined C.E. Unterberg, Towbin in 1990 as a Managing Director responsible for Capital Markets and was appointed Chief Executive Officer in 2006.  Earlier in his career, Mr. Arno served as a Vice President at Lehman Brothers and as Vice President in the Individual Investors Services Division of L.F. Rothschild, Unterberg, Towbin Holdings, Inc., where he was involved in portfolio management for high net-worth individuals.  Mr. Arno is a director of Smith Micro Software, Inc.  Mr. Arno is a graduate of George Washington University.  As a senior finance executive, Mr. Arno brings to our Board extensive qualifications and experience in public company finance and mergers and acquisitions, as well as extensive contacts among investment banking firms and professional asset managers.

Natale Ricciardi, 65, spent his entire 39-year biopharmaceutical career at Pfizer Inc., retiring in 2011 as a member of the Pfizer Executive Leadership Team after holding the positions of President, Pfizer Global Manufacturing, and Senior Vice President of Pfizer Inc. In addition to his corporate leadership role, he was directly responsible for all of Pfizer's internal and external supply organization, a global enterprise that grew to more than 100 manufacturing facilities supplying small and large molecule pharmaceuticals, vaccines, consumer, nutrition and animal health products. Mr. Ricciardi maintained responsibility for global manufacturing activities from 2004 through 2011. Previously, from 1999 to 2004, he had oversight for Pfizer's US manufacturing operations and from 1995 to 1999 was Vice President of Manufacturing for Pfizer's Animal Health Group.  Mr. Ricciardi is a director of Dynavax Technologies, Inc. and previously served on the boards of directors of the National Association of Manufacturers, the nation’s largest trade association, and Mediacom Communications Corporation until its privatization in 2011.  Mr. Ricciardi earned a degree in Chemical Engineering from The City College of New York and an MBA in Finance and International Business from Fordham University.  Mr. Ricciardi brings to our Board 39 years of experience and leadership in the pharmaceutical industry.

Compensation of Directors

For serving as non-employee directors of Asterias, Mr. Ricciardi and Mr. Arno will each receive an annual fee of $15,000 in cash, plus $1,000 for each regular or special meeting of the Board of Directors attended in person and $500 for meetings attended by telephone conference, and options to purchase 20,000 Series B Shares under our 2013 Equity Incentive Plan at an exercise price $2.34 per share.  The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that the new director remains a director on the last day of the applicable quarter. The options will expire if not exercised five years from the date of grant.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 19, 2014, our Board of Directors approved an amendment of our Bylaws to effect the following changes:  (a) Article III, Section 2 of the Bylaws was amended to provide that the authorized number of directors shall be not less than three (3) and the exact number of directors shall be fixed by approval of the Board of Directors; and (b) Article III, Section 4 of the Bylaws was amended to provide that the vacancies in the Board of Directors may be filled by the directors or by the stockholders if the vacancies have not been filled by the directors.  Previously, as a result of an amendment adopted in April 2014, the Bylaws provided that only the stockholders could fix the number of authorized directors and elect directors to fill vacancies.  The amendments adopted by the Board of Directors on August 19 restore the provisions of Article III, Section 2 and Section 3 that were in effect prior to the April amendments.  A copy of the amendments of the Bylaws has been filed as an Exhibit to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Amendment of Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTERIAS BIOTHERAPEUTICS, INC.

Date: August 20, 2014	By:	/s/ Robert W. Peabody
Chief Financial Officer

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Amendment of Bylaws